Exhibit 99.2

ELECTRONICS FOR IMAGING, INC.

INTRODUCTORY NOTE TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of EFI. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it was completed on September 30, 2003. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 give effect to the merger as if it was completed on January 1, 2002.

     The following unaudited pro forma condensed combined financial statements were derived from (a) EFI’s audited statement of income for the year ended December 31, 2002, its unaudited statement of income for the nine months ended September 30, 2003 and its unaudited balance sheet as of September 30, 2003, and (b) Printcafe’s audited statement of operations for the year ended December 31, 2002, and Printcafe’s unaudited statement of operations for the nine months ended September 30, 2003 and Printcafe’s unaudited balance sheet as of September 30, 2003.

     The following unaudited pro forma condensed combined financial statements are not necessarily indicative of EFI’s financial position or results of operations if the merger had been completed as of the dates indicated. Additionally, the following unaudited pro forma condensed combined financial statements are not necessarily indicative of EFI’s future financial condition or operating results.

     The following unaudited pro forma condensed combined financial statements are based on estimates and assumptions set forth in the notes to these statements. EFI prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting with EFI as the acquirer. Accordingly, EFI’s costs to acquire Printcafe were allocated to the assets and the liabilities assumed based upon their estimated fair values as of the date of acquisition. The valuation of the intangible assets was based upon an evaluation of Printcafe’s technology, the knowledge of the technology embedded in Printcafe’s products, and EFI’s extensive knowledge of the industry and the marketplace.

ELECTRONICS FOR IMAGING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2003
(in thousands)

	EFI	Printcafe	Pro Forma		EFI
	Historical	Historical	Adjustments		Pro Forma

ASSETS
Cash and cash equivalents	$172,812	$3,624	$(42,636	)(a)	$133,800
Short-term investments	479,602	—	—		479,602
Restricted marketable securities	69,486	—	—		69,486
Accounts receivable, net	42,848	9,019	—		51,867
Inventories	4,232	—	—		4,232
Other current assets	28,540	1,769	(5,529	)(f)	24,780

Total current assets	797,520	14,412	(48,165)		763,767
Property and equipment, net	49,829	1,774	—		51,603
Restricted investments	43,080	—	—		43,080
Goodwill	49,140	22,480	1,854	(b)	73,474
Intangible assets, net	18,853	331	26,869	(b)	46,053
Other assets	13,034	—	—		13,034

Total assets	$971,456	$38,997	$(19,442)		$991,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$17,440	$1,735	—		$19,175
Accrued and other liabilities	45,729	3,154	—		48,883
Deferred revenue	—	8,996	(2,249	)(d)	6,747
Restructuring reserve	—	62	—		62
Current portion of long-term obligations, related party	—	16,278	(16,278	)(c)	—
Current portion of long-term debt	—	178	(178	)(c)	—
Debt discount	—	(917)	917	(c)	—
Income taxes payable	35,512	—	—		35,512

Total current liabilities	98,681	29,486	(17,788)		110,379
Long-term obligations, related party	—	525	(525	)(c)	—
Long-term debt	240,249	—	—		240,249
Other long-term liabilities	—	—	10,880	(e)	10,880
Common stock	609	1	1	(f)(g)	611
Treasury stock	(158,150)	(1,930)	1,930	(f)	(158,150)
Additional paid-in capital	303,507	258,615	(253,040	)(f)(g)	309,082
Warrants	—	8,677	(8,677	)(f)	—
Deferred compensation	—	(2,233)	2,233	(f)	—
Other comprehensive income	1,238	(83)	83	(f)	1,238
Notes receivable from stockholder	—	(40)	40	(f)	—
Retained earnings (deficit)	485,322	(254,021)	245,421	(f)	476,722

Total stockholders’ equity	632,526	8,986	(12,009)		629,503

Total liabilities and stockholders’ equity	$971,456	$38,997	$(19,442)		$991,011

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

ELECTRONICS FOR IMAGING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2002
(in thousands, except per share data)

	EFI	Printcafe	Pro Forma
	Historical	Historical	Adjustments		EFI Pro Forma

Revenue	$350,185	$46,521	$—		$396,706
Cost of revenue	167,685	10,377	749	(h)	178,811

Gross profit	182,500	36,144	(749)		217,895
Research and development	89,973	12,003	976	(h)	102,952
Sales and marketing	50,624	16,989	814	(h)	68,427
General and administrative	21,778	6,193	383	(h)	28,354
Amortization of identified intangibles and other acquisition related charges	4,391	29,511	(24,832	)(i)	9,070
Depreciation	—	2,922	(2,922	)(h)	—
Stock-based compensation and warrants	—	1,386	—		1,386
Restructuring charge	—	525	—		525

Total operating expenses	166,766	69,529	(25,581)		210,714

Income (loss) from operations	15,734	(33,385)	24,832		7,181
Other income (expense), net	7,077	(524)	(1,208	)(j)	5,345
Debt discount		(3,300)	3,300	(k)	—
Interest expense, related party	—	(3,588)	3,588	(l)	—

Income (loss) before income taxes	22,811	(40,797)	30,512		12,526
Provision for income taxes	(6,843)	—	3,448	(m)	(3,395)

Net income (loss)	15,968	(40,797)	33,960		9,131
Accretion of redeemable preferred stock	—	(6,201)	—		(6,201)

Net income (loss) attributable to common stock	$15,968	$(46,998)	$33,960		$2,930

Shares used in basic per share calculation	54,256	5,797	202	(n)	54,458
Net income (loss) per basic common share	$0.29	$(8.11)			$0.05
Shares used in diluted per share calculation	54,852	5,797	202	(n)	55,054
Net income (loss) per diluted common share	$0.29	$(8.11)			$0.05

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ELECTRONICS FOR IMAGING, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2003
(in thousands, except per share data)

	EFI	Printcafe	Pro Forma		EFI Pro
	Historical	Historical	Adjustments		Forma

Revenue	$271,734	$27,185	$—		$298,919
Cost of revenue	109,139	6,564	300	(o)	116,003

Gross profit	162,595	20,621	(300)		182,916
Research and development	69,807	8,803	391	(o)	79,001
Sales and marketing	44,659	12,770	326	(o)	57,755
General and administrative	15,510	7,966	153	(o)	23,629
Amortization of identified intangibles and other acquisition related charges	5,208	5,176	(1,667	)(p)	8,717
Depreciation	—	1,170	(1,170	)(o)	—
Stock-based compensation and warrants	—	745	—		745

Total operating expenses	135,184	36,630	(1,967)		169,847

Income (loss) from operations	27,411	(16,009)	1,667		13,069
Other income (expense), net	7,094	—	(886	)(q)	6,208
Litigation settlement income	1,568	—	—		1,568
Debt discount	—	(2,531)	2,531	(r)	—
Interest expense related party	—	(791)	791	(s)	—

Income (loss) before income taxes	36,073	(19,331)	4,103		20,845
Provision for income taxes	(9,740)	—	5,342	(t)	(4,398)

Net income (loss)	$26,333	$(19,331)	$9,445		$16,447

Shares used in basic per share calculation	53,734	11,555	202	(n)	53,936
Net income (loss) per basic common share	$0.49	$(1.67)			$0.30
Shares used in diluted per share calculation	54,569	11,555	202	(n)	54,771
Net income (loss) per diluted common share	$0.48	$(1.67)			$0.30

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

ELECTRONICS FOR IMAGING, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
(in thousands, except per share data)

NOTE 1 DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

     On February 26, 2003, EFI and Printcafe signed a merger agreement providing for the acquisition of Printcafe for $2.60 per share for each outstanding Printcafe share of common stock. The merger agreement provided each Printcafe stockholder with the right to elect whether to receive the merger consideration in cash or shares of EFI’s common stock. The merger was completed on October 21, 2003.

NOTE 2 PURCHASE PRICE

     Printcafe’s stockholders could elect to receive cash or shares of EFI common stock in the merger. The exchange ratio was derived as follows:

(A)	Consideration per share of Printcafe common stock	$2.60
(B)	10-day average closing price of EFI stock ending on and	$24.82
	including October 14, 2003
(C)	Exchange ratio (A÷ B)	0.1048

     The allocation of the purchase price was made as follows:

Purchase Price
Fair value of 201,923 shares of EFI common stock issued in exchange for 1,926,747 shares of Printcafe common stock electing to exchange shares in the Merger		$5,011
Cash paid to Printcafe shareholders in exchange for Printcafe common stock		22,916
Pre-merger acquisition of Printcafe common stock		5,529
Estimated acquisition costs comprised of investment banking fees, employee retention bonuses, legal fees and accounting and administrative fees		2,739
Fair value of stock options and warrants assumed using Black-Scholes valuation with the following assumptions: stock price at grant of $25.28; volatility of 52%; risk free interest rate of 2.3%; no dividend yield; and the contractual remaining term of the option or warrant		566

Total purchase price		$36,761
Net Assets Acquired
Excess of Printcafe liabilities over its tangible assets		12,493
In-process research and development		8,600
Developed technology	$7,400
Patents, trademarks & trade names	3,700
Maintenance agreements	10,700
Customer contracts & relationships	5,400
Identifiable intangibles (estimated 7 year life)		27,200
Goodwill		24,334
Adjustments to Recorded Balances
Increase in deferred tax liability related to intangibles		10,880
Elimination of debt discount		917
Reduction in deferred revenue		(2,249)
Elimination of EFI’s investment in Printcafe		(5,529)

NOTE 3 ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATION

     EFI and Printcafe will review their accounting policies and financial statement classifications. As a result of the review, it may become necessary to make certain reclassifications to the combined company’s financial statements to conform to those accounting policies and classifications.

NOTE 4 PRO FORMA ADJUSTMENTS

     (a)  To record the cash portion of the purchase price, acquisition costs and retirement of Printcafe debt that becomes due upon completion of the merger.

Cash portion of purchase price	$(22,916)
Acquisition costs	(2,739)
Retirement of Printcafe’s outstanding debt balances at September 30, 2003	(16,981)

$(42,636)

     (b)  To record the elimination of Printcafe intangibles as of September 30, 2003, and record the EFI intangible assets recognized as a result of the merger.

Elimination of Printcafe goodwill	$(22,480)
Recognition of goodwill as a result of the EFI/Printcafe merger	24,334

$1,854

Elimination of Printcafe identified intangibles	$(331)
Recognition of identified intangibles as a result of the EFI/Printcafe merger	27,200

$26,869

     (c)  To record the payment by EFI of Printcafe’s outstanding debt balances as of September 30, 2003.

Current portion, long-term debt	$(178)
Current portion, long-term obligations, related parties	(16,278)
Long-term debt	(525)

Subtotal	(16,981)
Debt discount	917

$(16,064)

     (d)  To reduce deferred revenue by 25%, to an amount which represents EFI’s estimate of the estimated fair market value of the deferred revenue balance as of September 30, 2003.

Deferred revenue	$(2,249)

     (e)  To establish deferred tax liability related to identified intangibles.

Deferred tax liability	$10,880

     (f)  Elimination of Printcafe equity balance at September 30, 2003.

Common stock	$(1)
Treasury stock	1,930
Additional paid-in capital	(258,615)
Warrants	(8,677)
Deferred compensation	2,233
Foreign currency translation adjustments	83
Notes receivable from stockholder	40
Retained deficit (Printcafe September 30, 2003 balance of $(254,021) adjusted for EFI acquisition-related in-process research and development expense of $8,600)	245,421
Investment in Printcafe common stock	(5,529)

$(23,115)

     (g)  Increase common stock and paid-in capital for equity related activity.

Shares of EFI common stock issued as merger consideration	$2

Additional paid in capital on shares issued	$5,009
Assumed Printcafe stock options and warrants	566

$5,575

     (h)  Reclassification of Printcafe depreciation expense for the twelve months ended December 31, 2002 to conform with EFI’s financial statement presentation.

Elimination of depreciation expense presented as a separate line item	$(2,922)
Reclassification of depreciation expense to cost of revenue	749
Reclassification of depreciation expense to research and development expense	976
Reclassification of depreciation expense to sales and marketing expense	814
Reclassification of depreciation expense to general and administrative expense	383

$0

     (i)  To eliminate Printcafe’s amortization of acquired identified intangibles, offset by the amortization of the identifiable intangibles of $27,200. The developed technology has an estimated useful life of 4 years, with trademarks, trade names, patents, maintenance agreements and customer relationships to have estimated useful lives of 7 years.

Eliminate Printcafe amortization of acquired identified intangibles for twelve months ended December 31, 2002	$(29,511)
Recognize amortization of EFI acquired identified intangibles for twelve months ended December 31, 2002	4,679

$(24,832)

     (j)  To reduce interest income related to reduction in cash balances expended upon completion of acquisition (cash consideration and payoff of Printcafe’s debt), and to eliminate interest related to the forgiveness of a stockholder note.

Reduction of interest income earned on cash balance through December 31, 2002	$(1,208)

     (k)  To eliminate debt origination fees related to Printcafe debt.

Elimination of debt origination fees	$3,300

     (l)  To eliminate interest expense associated with Printcafe’s related party outstanding debt.

Elimination of interest expense	$3,588

     (m)  Reduction of income tax liability related to the incorporation of Printcafe losses.

Reduction in provision for income taxes	$3,448

     (n)  Increase in EFI shares outstanding of 202 (1,927 shares of Printcafe common stock converted at a ratio of 0.1048).

     (o)  Reclassification of Printcafe depreciation expense for the nine months ended September 30, 2003 to conform with EFI’s financial statement presentation.

Elimination of depreciation expense presented as a separate line item	$(1,170)
Reclassification of depreciation expense to cost of revenue	300
Reclassification of depreciation expense to research and development expense	391
Reclassification of depreciation expense to sales and marketing expense	326
Reclassification of depreciation expense to general and administrative expense	153

$0

     (p)  To eliminate Printcafe’s amortization of goodwill and intangibles, offset by the amortization of the acquired identifiable intangibles of $27,200. The developed technology has an estimated useful life of 4 years, with trademarks, trade names, patents, maintenance agreements and customer relationships to have estimated useful lives of 7 years.

Eliminate Printcafe amortization of acquired identified intangibles for nine months ended September 30, 2003	$(5,176)
Recognize amortization of EFI acquired identified intangibles for nine months ended September 30, 2003	3,509

$(1,667)

     (q)  To reduce interest income related to reduction in cash balances expended upon completion of acquisition (cash consideration and payoff of Printcafe’s debt), and to eliminate interest related to the forgiveness of a stockholder note.

Reduction of interest income earned on cash balance through September 30, 2003	$(886)

     (r)  To eliminate debt origination fees related to Printcafe debt.

Elimination of debt origination fees	$2,531

     (s)  To eliminate interest expense associated with Printcafe’s related party outstanding debt.

Elimination of interest expense	$791

     (t)  Reduction of income tax liability related to the incorporation of Printcafe losses.

Reduction in provision for income taxes	$5,342